Exhibit 99.1

WHEELING ISLAND GAMING, INC. ANNOUNCES APPOINTMENT OF NEW BOARD OF DIRECTORS

WHEELING, WV, FEBRUARY 19, 2003—Wheeling Island Gaming, Inc. announced today the election of its Board of Directors for the current year.  The members of the Board of Directors are now:  Dennis J. Szefel, Chairman of the Board of Directors and Group President Delaware North Companies Hospitality and Entertainment, Richard T. Stephens, President and Chief Operating Officer, Delaware North Companies, William J. Bissett, Vice President External Affairs, Delaware North Companies, William R. Greiner, President of the State University of New York at Buffalo, and Thomas A. Cooper, Chairman of both TAC Associates, a financial advisory and investment firm, and Flatiron Credit Company, a finance company.

In addition, Wheeling Island Gaming, Inc. authorized the formation of an Audit Committee of the Board of Directors consistent with the requirements of the Sarbanes-Oxley Act. Thomas A. Cooper was designated to serve as the Chairman of the Audit Committee.  Cooper, a nationally known banker with over 30 years of broad financial experience, has held important positions in the banking and financial industry, including his service as Chairman, President and Chief Executive Officer of Chase Federal Bank, President of Bank of America, Chief Executive Officer of Goldome, Vice Chairman of Mellon Bank and President of Girard Bank.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack and Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies, Inc.

During the 2002 calendar year, Wheeling Island’s annual attendance climbed to approximately two million customers.

To accommodate this growing demand, the company is currently expanding its Wheeling Island operations.  The expansion, which will be adjacent and connected to the existing gaming facility, is scheduled to be completed in the third quarter of 2003.

Currently construction is underway on the approximately $65 million expansion, which will include an additional 30,000 square feet of gaming space, an additional 550 slot machines and a 150 room deluxe hotel.  The expansion will also include the addition of a fine dining restaurant, a casual restaurant, a food court and a bar and lounge.  In order to enhance its entertainment and meeting capabilities, the company will also be adding a 600-seat multi-purpose showroom, a business and fitness center and meeting facilities.  To accommodate visitors to the new facility, the company plans on increasing its parking spaces to a total of approximately 2,800 including an anticipated 180 covered spaces.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers.  Its family of companies includes Sportsystems, Delaware North Parks Services, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the newly acquired Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 25,000 associates serving millions of customers in the United States, Canada and the Pacific Rim.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media contact Wendy Watkins, Vice President Corporate Communications, Delaware North Companies—716-858-5092